EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2013, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of P.A.M. Transportation Services, Inc. on Form 10-K for the year ended December 31, 2012.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of P.A.M. Transportation Services, Inc. on Form S-3 (File No. 333-163512, effective December 4, 2009) and on Forms S-8 (File No. 333-145778, effective August 29, 2007 and File No. 333-80505, effective June 11, 1999).

/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
March 15, 2013